EXHIBIT 99.1

Viking Energy Group, Inc. Closes on Acquisition of Texas and Louisiana Oil and Gas Properties and Financing

Transaction

HOUSTON, TX, February 4, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – Viking Energy Group, Inc. (OTCQB: VKIN), a Nevada corporation (“Viking” or the “Company”) is pleased to announce it completed yesterday its previously disclosed acquisition of interests in certain oil and gas properties located in the states of Texas and Louisiana and certain entities owning oil and gas properties located in the state of Louisiana through a majority owned subsidiary of the Company, Elysium Energy, LLC (“Elysium”). The acquisition was financed through proceeds raised through a term loan credit facility (secured by the assets of Elysium and its subsidiaries) and other sources.

The assets purchased by Elysium (including those held by the entities acquired in the transaction) include working interests and over-riding royalty interests in approximately 72 wells in Texas and approximately 55 wells in Louisiana, along with associated equipment.

“We are very excited to close the Acquisition, which is part of our comprehensive, long-term growth strategy,” said James Doris, Viking’s President and Chief Executive Officer.

Additional details regarding the acquisition and transaction will be included a Current Report on Form 8-K to be filed by Viking with the Securities and Exchange Commission, and will also be available under “Investors -- SEC Filings” section of Viking’s website at www.vikingenergygroup.com.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in the Gulf Coast and Mid-Continent region. The company owns oil and gas leases in Texas, Louisiana, Mississippi and Kansas. Viking targets under-valued assets with realistic appreciation potential.

Forward-Looking Statements:

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and any statements that are not historical facts contained in this press release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions or economic conditions with respect to the oil and gas industry, the performance of management, actions of government regulators, vendors, and suppliers, our cash flows and ability to obtain financing, competition, general economic conditions and other factors that are detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ending December 31, 2018, and our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2019, June 30, 2019 and September 30, 2019. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information

Investors and Media:

Tel. 917-841-5859

IR@vikingenergygroup.com

Source: Viking Energy Group, Inc.

Released February 4, 2020